Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2016 RESULTS

ALPHARETTA, GA, August 3, 2016 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported earnings results for the three-month period ended June 30, 2016.

Financial Results Summary

•
Second quarter Net Sales of $217.3 million increased 19.5% versus the prior year quarter, and were up 18.3% on a constant currency basis (see non-GAAP reconciliations), driven by the Argotec acquisition and modest currency favorability; excluding the Argotec acquisition ("organic"), second quarter Net Sales would have increased 1.9%, and increased 0.8% on a constant currency basis

•
Second quarter Income from Continuing Operations was $26.0 million, up from $24.5 million in the prior year quarter; second quarter Adjusted Income from Continuing Operations (see non-GAAP reconciliations) was $28.5 million, down from $29.7 million in the prior year quarter

•
Second quarter Income from Continuing Operations per Diluted Share was $0.85, up from $0.80 in the prior year quarter; second quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.93, down from $0.97 in the prior year quarter

•
Second quarter 2015 GAAP EPS and Adjusted EPS included a $0.09 non-operating gain, which negatively affected the second quarter 2016 year-over-year comparison; currency translation was neutral to GAAP EPS and Adjusted EPS versus prior year quarter

Business Highlights & Outlook

•	Second quarter Engineered Papers (EP) segment Net Sales increased 2.8% versus the prior year quarter, and increased 0.9% on a constant currency basis

•
Second quarter total cigarette paper volumes including the Chinese JV (CTM) increased 5%, total reconstituted tobacco volumes including the Chinese JV (CTS) declined 12%, and non-tobacco paper volumes increased 54%

•
Second quarter EP segment GAAP and adjusted operating profit margin expansion of 570 and 250 basis points, respectively, versus the prior year quarter reflected the benefits of strong cigarette paper sales, certain operational improvements, and effective cost controls; GAAP results benefited from lower restructuring costs

•	Challenging Chinese cigarette industry dynamics affecting JVs performance

•
Second quarter Advanced Materials & Structures (AMS) segment Net Sales increased 77.3% versus the prior year quarter; excluding the impact of the Argotec acquisition, Net Sales decreased 1.2% and were up 0.2% when excluding currency impact, as improved results in oil, gas, and mining related filtration end-markets contributed to DelStar's top-line stabilization

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "Second quarter financial performance reflected continued cigarette paper momentum, encouraging signs regarding the stabilization of DelStar's sales, and contributions from Argotec. These positive factors were partially offset by evolving challenges in the Chinese tobacco industry. While currency translation impact on second quarter earnings was neutral, political events such as Brexit provide uncertainty regarding potential currency movements through the remainder of the year. Second quarter Adjusted EPS of $0.93 was slightly below last year's second quarter, however, last year included a $0.09 per share gain from sales of water rights. We continue to drive improvements across our business, with our segment margins reflecting the results of our strategic actions both internally and through the addition of Argotec."

"The Engineered Papers segment delivered strong volume performance, though as we had expected, LIP volume strength tapered off from the elevated levels we experienced in late 2015 and first part of 2016. A moderate year-over-year LIP volume decrease in the second quarter was more than offset by double digit growth in various other cigarette paper products, indicating strong share performance in the marketplace. In the second half of 2016, we expect our European LIP customers to have reduced order activity as built-up inventories move through the retail channel. Non-tobacco paper volumes were up significantly due to large orders of commodity-grade papers, however we are making good progress increasing the profitability of these typically low-margin products. Profit contributions from our Chinese JVs were lower versus last year due to a temporary production shutdown in our Chinese paper JV and a challenging overall tobacco environment that is hindering the volume ramp-up of our recon JV."

"Within our AMS segment, organic Net Sales were flattish excluding negative currency impacts, an encouraging result after several quarters of mid-single digit organic sales declines. Key drivers of this performance included continued growth in water filtration, which offset lower industrial sales, and mildly improved activity from filtration customers serving the oil, gas, and mining end-markets. Argotec continues to deliver solid results both on the top and bottom line, and furthering our efforts to create a more integrated AMS platform that leverages the production and commercial assets of DelStar and Argotec remains a top priority."

Mr. Villoutreix concluded, "Assessing our overall 2016 financial performance mid-year, we are executing generally as planned. Our year-to-date GAAP EPS is $1.54. Our year-to-date Adjusted EPS of $1.73 annualizes to a rate well above our guidance, consistent with the expectations that first half profits would be higher than second half. Looking longer term, we continue to execute on multiple strategic and operational initiatives intended to maximize the cash flow of our attractive tobacco franchise and drive top-line growth and margin expansion in AMS. These actions support our long-term strategy to rebalance our overall revenue and profit mix and reposition SWM as a more growth-oriented enterprise.”

Second Quarter 2016 Financial Results

Net Sales were $217.3 million in the quarter ended June 30, 2016, up 19.5% versus $181.9 million in the prior year quarter. The Argotec acquisition contributed $31.9 million of incremental Net Sales versus the prior year quarter and favorable currency translation resulted in an approximately $2.1 million positive Net Sales impact. Absent the impact of currency movements, Net Sales in the second quarter would have increased 18.3%, and increased 0.8% excluding the Argotec acquisition, due mainly to modest growth in the Engineered Papers segment.

Second quarter EP segment Net Sales were up 2.8% compared to the prior year quarter, but up 0.9% absent currency impacts. Positive volume trends for total cigarette and non-tobacco papers offset the volume decline in RTL. The AMS segment contributed $72.0 million in Net Sales in the second quarter of 2016, up 77.3% compared to the prior year quarter, including the Argotec acquisition. Excluding the impact of the Argotec acquisition, second quarter AMS segment Net Sales would have decreased 1.2%, marking an improved rate of decline versus recent quarters due to water filtration growth and improving activity from filtration customers serving the oil, gas, and mining end-markets. Second quarter sales challenges included a decline in certain industrial sales and negative currency effects. Absent currency impacts and the benefit of the Argotec acquisition, AMS sales were up 0.2% versus second quarter 2015.

Operating Profit from Continuing Operations was $37.5 million in the quarter ended June 30, 2016, versus $24.0 million in the prior year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) was $41.5 million in the quarter ended June 30, 2016, versus $30.2 million in the prior year quarter. Compared to the prior year period, the Company benefited from strong cigarette paper volumes, certain operating improvements in the EP segment, incremental profits from the Argotec acquisition, and $1.8 million from favorable net currency movements. These factors were partially offset by moderately lower LIP pricing and RTL volume declines in the EP segment, and moderately higher resin costs in the AMS segment.

Income from Continuing Operations was $26.0 million for the quarter ended June 30, 2016, versus $24.5 million in the prior year quarter. This equated to Income from Continuing Operations Per Diluted Share of $0.85 for the second quarter versus $0.80 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.93 in the second quarter of 2016 versus $0.97 in the prior year quarter. Second quarter 2015 GAAP and Adjusted EPS benefited from a $0.09 non-operating gain from the sale of water rights, more than accounting for the decline. GAAP EPS and Adjusted EPS were also affected by a $0.07 reduction in contribution from the Company's Chinese JVs. The translation impact of net currency movements versus the prior year quarter was neutral.

Regarding items included in GAAP Operating Profit from Continuing Operations and EPS, but excluded from Adjusted Operating Profit from Continuing Operations and Adjusted EPS, the Company benefited from $4.3 million, or $0.14 per share, of lower restructuring expenses primarily in the Engineered Papers segment. The Company also incurred $2.1 million, or $0.05 per share, of increased purchase accounting expenses in the Advanced Materials and Structures segment for higher non-cash intangible asset amortization related to the Argotec acquisition.

The effective income tax rate for continuing operations for the second quarter of 2016 was 26.5%, up from 23.0% in the second quarter of 2015, due to a higher concentration of profits generated in higher-tax jurisdictions coupled with a reduction in the generation of certain foreign tax credits.

2016 Year-to-date Financial Results

Net Sales were $431.9 million in the six months ended June 30, 2016, up 16.8% versus $369.9 million in the prior year period. The Argotec acquisition contributed $64.4 million of incremental Net Sales versus the prior year period and unfavorable currency translation resulted in an approximately $4.2 million negative Net Sales impact. Absent the impact of currency movements, Net Sales in the six months ended June 30, 2016 would have increased 17.9%, and increased 0.5% excluding the Argotec acquisition, due mainly to modest growth in the Engineered Papers segment.

In the six months ended June 30, 2016, EP segment Net Sales were flat compared to the prior year period, but up 1.1% absent currency impacts. Positive volume trends in LIP, due mainly to customer inventory builds primarily in the first quarter of 2016, and other cigarette and non-tobacco papers offset declines in RTL, and lower LIP pricing. The AMS segment contributed $143.0 million in Net Sales in the six months ended June 30, 2016, up 76.3% compared to the prior year period, including the Argotec acquisition. Excluding the impact of the Argotec acquisition, AMS segment Net Sales would have decreased 3.1% versus the prior year period, due primarily to lower sales to industrial end-segment customers, including the exit of certain low-margin volumes as well as sales timing patterns, and negative currency effects. These factors more than offset growth in water filtration. In the six months ended June 30, 2016, absent currency impacts and the benefit of the Argotec acquisition, AMS sales were down 1.8% versus the prior year period.

Operating Profit from Continuing Operations was $69.1 million in the six months ended June 30, 2016, versus $46.5 million in the prior year period. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) was $78.0 million in the six months ended June 30, 2016, versus $58.2 million in the prior year period. Compared to the prior year period, the Company benefited from strong cigarette paper volumes, including LIP, and certain operating improvements in the EP segment, incremental profits from the Argotec acquisition, and $1.0 million from favorable currency movements. These factors were partially offset by lower LIP pricing and RTL volume declines in the EP segment, and moderately higher resin costs in the AMS segment.

Income from Continuing Operations was $47.1 million for the six months ended June 30, 2016, versus $43.3 million in the prior year period. This equated to Income from Continuing Operations Per Diluted Share of $1.54 for the six months ended June 30, 2016 versus $1.41 in the prior year period. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $1.73 in the six months ended June 30, 2016 versus $1.71 in the prior year period. GAAP EPS and Adjusted EPS were impacted by $0.05 from lower non-operating gains generated by the sale of water rights versus the prior year period. GAAP EPS and Adjusted EPS were also affected by a $0.12 reduction in contribution from the Company's Chinese JVs. The negative translation impact of net currency movements versus the prior year period was $0.03 per share.

Regarding items included in GAAP Operating Profit from Continuing Operations and GAAP EPS, but excluded from Adjusted Operating Profit from Continuing Operations and Adjusted EPS, the Company benefited from $6.5 million, or $0.18 per share, of lower restructuring expenses primarily in the Engineered Papers segment. The Company also incurred $3.7 million, or $0.07 per share, of increased purchase accounting expenses in the Advanced Materials and Structures segment related to non-cash intangible asset amortization from the Argotec acquisition.

The effective income tax rate for continuing operations for the six months ended June 30, 2016 was 27.0%, up from 23.5% in the prior year period, due to a higher concentration of profits generated in higher-tax jurisdictions coupled with a reduction in the generation of certain foreign tax credits.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $52.3 million for the six months ended June 30, 2016, compared with $55.4 million in the prior year period. While net income from continuing operations was higher versus the comparable 2015 period, the Company's working capital-related cash outflows increased by $7.2 million. In addition, the expected annual cash dividend from the Company's Chinese paper JV was paid in the first half of 2015, whereas in 2016, it is currently expected to be paid in the second half of the year. Capital spending was $9.7 million during the six months ended June 30, 2016, above the $9.1 million during the prior year period; the inclusion of Argotec's capital spending was partially offset by other capital spending reductions. Free Cash Flow (see non-GAAP reconciliations) was $41.7 million in the six months ended June 30, 2016, versus $45.8 million in the prior year period. In the six months ended June 30, 2016, the Company paid $24.4 million in dividends to shareholders.

Debt, net of cash (see non-GAAP reconciliations), was $366.7 million on June 30, 2016, versus $385.0 million at December 31, 2015. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's Net Debt to Adjusted EBITDA was approximately 2.2x as of June 30, 2016.

The Company announced that a quarterly cash dividend of $0.40 per share will be payable on September 23, 2016 to stockholders of record as of August 26, 2016.

2016 Financial Outlook (as issued in February 2016)

In February 2016, the Company issued annual guidance of $3.15 for 2016E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). This equated to $2.76 of GAAP EPS. The Adjusted EPS estimate excludes $0.13 per share of restructuring expenses and $0.26 per share of non-cash purchase accounting expenses related to AMS-segment acquisitions.

From a quarterly perspective, financial results are likely to be considerably stronger in the first half of the year versus the second half, given the expected reversal of the favorable LIP trends related to customer inventory builds, as well as our European RTL volume weakness becoming more pronounced as the year progresses.

The Company expects 2016 capital expenditures of approximately $30 million.

Conference Call

SWM will hold a conference call to review second quarter 2016 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, August 4, 2016. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. However, SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the Company’s product portfolio and end segments served to include filtration, surface protection, medical and industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,100 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2016 guidance and future performance, payment of CTM’s dividend in the second half of 2016, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, the outcome of LIP-related intellectual property proceedings, currency rates and trends and impact on EPS, 2016 momentum, future cash flows, effective tax rates, 2016 LIP sales trends including on our second half 2016 results, future RTL volumes, LIP pricing, diversification efforts of our AMS segment, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

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Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2015 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Chief Financial Officer
+1-770-569-4277
Or
Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Engineered Papers	$145.3	$141.3	2.8%	$288.9	$288.8	—%
Advanced Materials & Structures	72.0	40.6	77.3	143.0	81.1	76.3
Total Consolidated	$217.3	$181.9	19.5%	$431.9	$369.9	16.8%

Operating Profit (Loss) from Continuing Operations
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2016	2015	2016	2015	2016	2015	2016	2015
Engineered Papers	$35.9	$26.9	24.7%	19.0%	$71.4	$54.7	24.7%	18.9%
Advanced Materials & Structures	8.9	5.4	12.4	13.3	14.1	8.0	9.9	9.9
Unallocated	(7.3)	(8.3)			(16.4)	(16.2)
Total Consolidated	$37.5	$24.0	17.3%	13.2%	$69.1	$46.5	16.0%	12.6%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Engineered Papers	$0.9	$5.3	$1.8	$9.1
Advanced Materials & Structures	3.1	0.8	6.8	2.3
Unallocated	—	0.1	0.3	0.3
Total Consolidated	$4.0	$6.2	$8.9	$11.7

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2016	2015	2016	2015	2016	2015	2016	2015
Engineered Papers	$36.8	$32.2	25.3%	22.8%	$73.2	$63.8	25.3%	22.1%
Advanced Materials & Structures	12.0	6.2	16.7	15.3	20.9	10.3	14.6	12.7
Unallocated	(7.3)	(8.2)			(16.1)	(15.9)
Total Consolidated	$41.5	$30.2	19.1%	16.6%	$78.0	$58.2	18.1%	15.7%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$217.3	$181.9	$431.9	$369.9
Plus: Currency impact compared to prior year	(2.1)	21.8	4.2	39.6
Constant Currency Net Sales	$215.2	$203.7	$436.1	$409.5

Operating profit from continuing operations	$37.5	$24.0	$69.1	$46.5
Plus: Restructuring expense	0.9	5.2	2.7	9.2
Plus: Purchase accounting adjustments	3.1	1.0	6.2	2.5
Adjusted Operating Profit from Continuing Operations	$41.5	$30.2	$78.0	$58.2

Income from continuing operations	$26.0	$24.5	$47.1	$43.3
Plus: Restructuring expense	0.9	5.2	2.7	9.2
Less: Tax impact of restructuring expense	(0.3)	(0.7)	(0.7)	(2.0)
Plus: Purchase accounting adjustments	3.1	1.0	6.2	2.5
Less: Tax impact of purchase accounting adjustments	(1.2)	(0.3)	(2.4)	(0.8)
Adjusted Income from Continuing Operations	$28.5	$29.7	$52.9	$52.2

Income per share - diluted	$0.85	$0.76	$1.54	$1.37
Plus: Loss (income) per share from discontinued operations	—	(0.04)	—	(0.04)
Income from continuing operations per diluted share	0.85	0.80	1.54	1.41
Plus: Restructuring expense, per share	0.03	0.17	0.09	0.30
Less: Tax impact of restructuring expense, per share	(0.02)	(0.02)	(0.03)	(0.06)
Plus: Purchase accounting adjustments, net of tax, per share	0.10	0.03	0.20	0.08
Less: Tax impact of purchase accounting adjustments, per share	(0.03)	(0.01)	(0.07)	(0.02)
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.93	$0.97	$1.73	$1.71

Income from continuing operations	$26.0	$24.5	$47.1	$43.3
Plus: Interest expense	4.1	1.9	8.7	3.6
Plus: Income tax provision	9.1	6.5	17.2	12.0
Plus: Depreciation & amortization	11.3	9.8	22.1	19.5
Plus: Restructuring expense	0.9	5.2	2.7	9.2
Adjusted EBITDA from Continuing Operations	$51.4	$47.9	$97.8	$87.6

Cash provided by operating activities of continuing operations	$34.6	$44.2	$52.3	$55.4
Less: Capital spending	(5.2)	(3.9)	(9.7)	(9.1)
Less: Capitalized software costs	(0.7)	(0.3)	(0.9)	(0.5)
Free Cash Flow from Continuing Operations	$28.7	$40.0	$41.7	$45.8

			June 30, 2016	December 31, 2015

Total Debt per Balance sheet			$510.5	$571.5
Less: Cash			143.8	186.5
Net Debt			$366.7	$385.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2016 GUIDANCE FROM CONTINUING OPERATIONS

As Issued in February 2016	2016E
2016E Diluted Earnings Per Share from Continuing Operations	$2.76
Plus: Restructuring/Impairment expense, per share	0.20
Less: Tax impact of restructuring/impairment expense, per share	(0.07)
Plus: Purchase accounting intangible asset amortization, per share	0.41
Less: Tax impact of purchase accounting intangible asset amortization, per share	(0.15)
2016E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.15

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.